Calculation of Filing Fee Tables
S-8
ConnectOne Bancorp, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value per share	Other	1,500,000	$ 29.46	$ 44,190,000.00	0.0001381	$ 6,102.64
Total Offering Amounts:						$ 44,190,000.00		$ 6,102.64
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,102.64
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional common shares of the Registrant that become issuable under the 2026 Equity Incentive Plan (the "Plan") by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding common shares. (2) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $29.46 per share, the average of the high and low prices of the Registrant's common shares as reported on The Nasdaq Global Select Market on May 20, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources